Exhibit 99

NETSOLVE, INCORPORATED ANNOUNCES FISCAL YEAR END AND FOURTH QUARTER RESULTS

Company’s Strategic Growth Plan is Underway

Austin, Texas, April 16, 2003 – NetSolve, Incorporated (Nasdaq: NTSL), a premier provider of IT management services offering businesses a better alternative to internally managing their IT infrastructure, today announced financial results for its fiscal year and fourth quarter ended March 31, 2003.

Fiscal Year Highlights:

•	Growth in recurring network management revenues of 10% over the prior fiscal year.

•	Favorable shifts in the company’s revenue mix with non-carrier recurring management revenues growing 36% overover the prior year and total recurring management revenues growing to 85% of management revenues from 82% in fiscal year 2002.

•	Increased product diversity as recurring network management services revenues from non-WAN services grew 90% year Ever year to 13% of total recurring network management revenues this fiscal year.

•	Improvement in the average monthly recurring management revenue per customer to $2,447 at the end of fiscal year 2003, up 18% from the end of the prior year. This increase was driven by growth in the non-carrier customer base, with the average monthly recurring management revenue per customer in that customer base increasing to $9,020 at the end of fiscal 2003, up 15% from $7,874 from the end of the prior year.

•	Growth in the number of customers with multiple products. The average monthly recurring management revenue for this customer group at the end of fiscal 2003 increased by 16% from the end of the prior year.

•	Broadened and strengthened the executive management team, including David Hood assuming the helm as president and CEO.

Fourth Quarter Highlights:

•	Posted the nineteenth consecutive quarter of profitability from ongoing operations.

•	Continued strengthening of key executive leadership roles with the hiring of Greg Jones as vice president of sales. Greg brings extensive sales leadership experience from companies like AT&T and Dell. He has a proven track record in selling solutions and services to enterprise customers that spans almost 20 years. In addition, two new positions were created to add breadth to the organization. Julie Guillot assumed the role of executive director of the program management office and Jeff Quade joined the company as its vice president of human resources.

•	Sequential growth of 11% in non-WAN recurring network management services revenues growing to 14% of total recurring network management revenues in the quarter.

•	Reduced the company’s reliance on carrier resellers with recurring management revenues from non-carrier channels growing to over 55% of total recurring management revenues, up from 54% in the prior quarter and up from 46% during the same quarter a year ago.

•	Orders from non-carrier channels represented 78% of the total orders during the quarter.

Commenting on the year as a whole David Hood, the company’s president and chief executive officer stated, “Our results for fiscal year 2003 are very solid given today’s business environment. We grew revenue, remained profitable, and produced positive cash flow. Additionally, we improved our channel and product revenue diversity. We also delivered on some of my key initial goals as we expanded the leadership team, drove company-wide efforts to deepen our culture as one of improved communication, execution and results, and embarked upon the initial phases of our new growth strategy. As we communicated in our mid-quarter update in February, we are not satisfied with our current growth rates so we are implementing new strategies for fiscal year 2004. These are designed to enhance our marketing precision and lead generation activities, to fully engage and ignite our channels, to add new channel partners, and to increase the breadth, depth and extensibility of our products.”

Financial Results

Fiscal Year Results

For the fiscal year ended March 31, 2003, recurring network management services revenues grew to $34.2M, as compared to $31.1M in the prior year, an increase of 10%. Total network management services revenues rose to $40.5M, an increase of 7% as compared to $38.0M in the prior year. Total revenues for the year were $50.4M, an increase of 4.0% as compared to $48.4M in the prior year.

The company produced operating income of $3.1M, an increase of 172% as compared to $1.1M in the prior year. Diluted net income equaled $0.20 per share for fiscal year 2003 compared with diluted net income of $0.13 per share in the prior year.

Cash, cash equivalents and short-term investments at March 31, 2003 were $43.5M and the company generated $6.0M of cash from operations for the fiscal year. The company repurchased approximately 1.2M additional shares of its common stock during the fiscal year at an aggregate cost of $7.8M. At fiscal year end, the company had repurchased 4.2 million shares of the 5.0 million shares authorized by the board of directors. Days sales outstanding in accounts receivable were 42 days at March 31, 2003 as compared to 43 days at March 31, 2002.

Quarterly Results

Recurring network management services revenues for the fourth quarter increased by 5.0% from the prior year quarter to $8.7M. Total network management services revenues increased by 2.0% from the prior year quarter to $9.9M. Total revenues for the fourth quarter were $12.6M, up slightly from the prior year.

Operating income for the fourth quarter was $166,000 as compared to an operating loss of $1.9M in the prior year quarter which included a charge of $2.7M for excess facilities capacity. During the fourth quarter the company continued investing in its growth strategy, including investments in development, sales and marketing. Diluted net income equaled $0.02 per share for the quarter as compared with a diluted net loss of $0.09 per share for the same quarter a year ago.

Business Outlook

“NetSolve is a leader in an exciting, growing market. Historically, our results were driven by a single product with one channel partner dominating our reseller efforts,” stated Hood. “Our strategy is to aggressively expand the breadth and depth of our services to match the needs of the marketplace and to market our services through a broad and diverse set of channel partners, while continuing to improve upon our core operational excellence. Traction from these efforts requires intelligent investment and will take time. As a result, the fiscal year ending March 31, 2004 should be viewed as foundational to our long-term growth targets.”

With respect to guidance, the company expects that:

•	Management revenues will remain flat in the near term as results from the current investment in sales and marketing will require time to yield results, and short-term results will be offset by the migration of a portion of the AT&T Managed Router Service to AT&T internal service centers as previously disclosed.

•	Operating income performance will be depressed as the company makes the necessary investments in development, sales, and marketing and until those efforts yield growth in network management services revenues. NetSolve currently anticipates producing slight operating losses for at least the next two quarters as a result of this strategic repositioning work, but anticipates producing positive cash flow from operations. Management believes this is important to take advantage of the market opportunity for management of IT infrastructures and more quickly achieve meaningful growth rates. The operating income performance after the next two quarters will depend upon several factors, including gaining momentum in our selling efforts in order to meaningfully grow revenues while the AT&T Managed Router Services business migrates to AT&T’s internal service centers.

About NetSolve

NetSolve is a premier provider of IT management services offering businesses a better alternative to internally managing their IT infrastructure. With proven solutions since 1995, NetSolve enables businesses to selectively outsource day-to-day IT management, and transition to new technologies and applications. As a leader in convergence technologies, infrastructure management and security, NetSolve provides remote operational management to over 1,000 customers worldwide.

Netsolve: www.netsolve.com or 800/NETSOLVE.

Forward Looking Statements

This earnings release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We sometimes identify forward-looking statements with such words as “intends”, “believes”, “expects”, “views,” “anticipates” or similar words indicating future events. Such statements include all of the section entitled, “Business Outlook,” as well as our ability to implement our growth strategies, the market opportunity for our services including the size of our market, the success of our growth and repositioning activities, the short and long-term results of our strategy, and our expected future results. Such factors include, but are not limited to, general economic and business conditions, conditions affecting the industries served by the Company, the size and growth of the industry, conditions affecting the Company’s customers, resellers, partners and suppliers, the effect of national and international political and economic conditions, the ability and willingness of resellers and other partners to devote their resources to sales of our services, the ability of our sales force to increase sales, competition, the market acceptance of the Company’s services including any expanded service offerings, and other factors disclosed in the Company’s subsequent filings with the Securities and Exchange Commission, which are incorporated herein by this reference. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Any forward-looking statement speaks only as of the date on which such statement was made, and NetSolve does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made, or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Investor Relations:

Melissa Mines

NetSolve, Incorporated

512.340.3224

melissa_mines@netsolve.com

Tables Follow

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NetSolve, Incorporated

(NASDAQ: NTSL)

Conference Call Announcement: Fiscal Year and Fourth Quarter ended March 31, 2003

You are invited to participate in a conference call to review NetSolve’s annual year and fourth quarter results for fiscal year 2003.

The conference call will be held on Thursday, April 17, 2003 at 10:00 a.m. CT./11:00 a.m. ET

Mr. David Hood, president and chief executive officer will serve as the chairperson and Mr. Ken Kieley, vice president and chief financial officer and secretary will present financial information. Prepared remarks will take approximately 20 minutes and will be followed by a brief question and answer period.

You can participate in the conference call by dialing 800.644.8660 or 877.356.3975 and entering reservation number 7984837. Additionally, you can listen to the conference call simultaneously via webcast at http://www.netsolve.com/investor/audiovideo.html.

A replay of the call will be available by dialing 800.642.1687 (domestic) or 706.645.9291. The access code, 7984837, will be operational from Thursday, April 17, 2003 to Thursday, April 24, 2003.

Worksheets that provide additional operating metrics will be available in advance of the call on Wednesday, April 16, 2003 after earnings have been announced at http://www.netsolve.com/investor/presentations.html.

If you would like to have information emailed to you in the future, please send your email address to investor@netsolve.com or fax to 512.340.3008 and we will add you to our distribution list.

NETSOLVE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	03/31/2002	03/31/2003
ASSETS
Current assets:
Cash and cash equivalents	$47,160	$28,073
Short-term investments	—	15,431
Restricted cash	349	354
Accounts receivable, net of allowance for doubtful accounts of $202 at March 31, 2002 and $130 at March 31, 2003	6,169	5,886
Prepaid expenses and other assets	1,586	1,883
Deferred tax assets	2,082	1,487

Total current assets.	57,346	53,114

Property and Equipment:
Computer equipment and software	10,337	11,466
Furniture, fixtures and leasehold improvements.	5,316	5,073
Other equipment.	410	373

	16,063	16,912
Less accumulated depreciation and amortization	(8,094)	(10,690)

Net property and equipment	7,969	6,222

Deferred tax assets, net of current portion.	1,962	1,375
Other assets	492	104

Total assets.	$67,769	$60,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable.	$959	$1,839
Accrued liabilities	3,872	3,185
Future rentals for idle facility	1,602	1,138
Deferred revenue	1,055	1,055

Total current liabilities.	7,488	7,217

Deferred revenue, net of current portion	891	247
Future rentals for idle facility, net of current portion.	1,048	—

Stockholders' equity:
Common stock, $.01 par value; 25,000,000 shares authorized at March 31, 2002 and March 31, 2003; 15,063,591 issued and 12,133,275 outstanding at March 31, 2002 and 15,613,690 issued and 11,455,204 outstanding at March 31, 2003.	150	156
Additional paid-in capital	81,110	81,470
Treasury stock.	(21,059)	(28,891)
Deferred compensation.	(27)	—
Retained earnings (accumulated deficit)	(1,832)	616

Total stockholders' equity	58,342	53,351

Total liabilities and stockholders' equity	$67,769	$60,815

Certain reclassifications have been made to prior year balances to conform to the current year presentations.

NETSOLVE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	03/31/2002	03/31/2003	03/31/2002	03/31/2003
Revenues:
Network management services	$9,732	$9,884	$37,954	$40,490
Maintenance and equipment	2,730	2,751	10,411	9,878

Total revenues	12,462	12,635	48,365	50,368

Costs of revenues:
Network management services	5,763	5,941	22,333	24,051
Maintenance and equipment .	1,903	2,027	7,133	6,904

Total costs of revenues	7,666	7,968	29,466	30,955

Gross profits:
Network management services	3,969	3,943	15,621	16,439
Maintenance and equipment .	827	724	3,278	2,974

	4,796	4,667	18,899	19,413

Operating expenses:
Development	732	1,208	3,452	4,009
Selling and marketing	1,727	2,147	6,377	7,533
General and administrative	1,580	1,141	5,238	4,725
Reduction in facilities capacity	2,650	—	2,650	—
Amortization of deferred compensation	7	5	34	27

Total operating expenses	6,696	4,501	17,751	16,294

Operating income.	(1,900)	166	1,148	3,119
Other income (expense):
Interest income	195	122	1,405	726
Interest expense.	(1)	—	(10)	(1)
Other, net.	18	4	35	24

Total other income (expense).	212	126	1,430	749

Income before income taxes	(1,688)	292	2,578	3,868
Income tax expense (benefit).	(602)	114	913	1,420

Net income.	($1,086)	$178	$1,665	$2,448

Basic net income per share	$(0.09)	$0.02	$0.14	$0.21
Weighted average shares used in basic per share calculation.	12,132	11,640	12,101	11,879

Diluted net income per share	$(0.09)	$0.02	$0.13	$0.20
Weighted average shares used in diluted per share calculation	12,132	11,805	13,160	12,435